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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                                 Company Contact
                                                              Richard W. McNairy
                                                                  (713) 881-2800

                             EAGLE GEOPHYSICAL, INC.
                         ADOPTS STOCKHOLDER RIGHTS PLAN

         HOUSTON, TEXAS August 24, 1998 -- Eagle Geophysical, Inc. (Nasdaq:EGEO) announced today that its Board of Directors has adopted a Stockholder Rights Plan in which rights to purchase shares of junior preferred stock will be distributed as a dividend at the rate of one Right for each share of common stock.

         Each Right will entitle holders of the Company's common stock to buy one-one thousandth of a share of Eagle's Series A Junior Participating Preferred Stock at an exercise price of $46. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of Eagle's common stock or announces a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Eagle's common stock. Furthermore, if any person becomes the beneficial owner of 15% or more of Eagle's common stock, each Right not owned by such person or related parties will enable its holder to purchase, at the Right's then-current exercise price, shares of common stock of the Company having a value of twice the Right's exercise price. The Company will generally be entitled to redeem the Rights at $.001 per Right at any time until the 10th day following public announcement that a 15% position has been acquired. A more complete description of the Stockholder Rights Plan is contained in a Form 8-K filed with the Securities and Exchange Commission today, as well as a Summary of Rights to be mailed to each of the stockholders of Eagle.

         Mr. Jay N. Silverman, President and Chief Executive Officer of Eagle, said "We believe that this Plan protects the interests of our stockholders in the event that they and Eagle are confronted with coercive or unfair takeover tactics, including offers that do not treat all stockholders equally and the acquisition in the open market of shares constituting control without offering fair value to all stockholders that could impair the Board's ability to represent the stockholders' interests fully."

         Mr. Silverman stressed, however, that "The Plan is not intended to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders, and will not do so. The Plan is designed to deal with the very serious problem of unilateral actions by hostile persons that are calculated to deprive the Company's board and its stockholders of their ability to manage the destiny of the Company."

         Mr. Silverman also noted that "The Stockholder Rights Plan was not adopted in response to any specific effort to acquire control of the Company and the Company's directors are not aware of any such effort."

         The dividend distribution will be made on August 31, 1998 to stockholders of record on that date. The Rights will expire on August 4, 2008.

         Eagle Geophysical, Inc. is a leading provider of onshore and offshore seismic data acquisition services to the petroleum industry.